Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 14, 2013, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Multi-Color Corporation on Form 10-K for the year ended March 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Multi-Color Corporation on Forms S-8 (File No. 333-183181, effective August 9, 2012, File No. 333-145667, effective August 24, 2007, File No. 333-137184, effective September 8, 2006, File No. 333-129151, effective October 20, 2005, File No. 333-113960, effective March 26, 2004, and File No. 333-81260, effective January 23, 2002) and Form S-3 (File No. 333-179535, effective March 19, 2012).

/s/ Grant Thornton LLP

Cincinnati, Ohio
June 14, 2013